Exhibit 5.2

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trade-mark Agents 199 Bay Street Suite 4000, Commerce Court West Toronto ON M5L 1A9 Canada Tel: 416-863-2400 Fax: 416-863-2653

October 2, 2015

Reference: 2105/152

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario, Canada M5L 1A2

Re:	Canadian Imperial Bank of Commerce

Issue of U.S.$2,000,000,000 Aggregate Principal Amount of

Senior Debt Securities

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Canadian Imperial Bank of Commerce (the “Bank”) in connection with the registration under the U.S. Securities Act of 1933 (the “Act”) of U.S.$2,000,000,000 (or equivalent thereof in other currencies) aggregate amount of senior debt securities (the “Securities”) to be issued pursuant to an indenture dated as of September 15, 2012 (the “Indenture”) between the Bank and Deutsche Bank Trust Company Americas, as trustee.

We have participated, together with Mayer Brown LLP, United States counsel to the Bank in the preparation of, or have reviewed, the following:

(i)	the Indenture;

(ii)	the registration statement of the Bank on Form F-3 (No. 333-202584) dated April 30, 2015 (the “Registration Statement”);

(iii)	the prospectus of the Bank dated April 30, 2015 included in the Registration Statement (the “Prospectus”); and

(iv)	the prospectus supplement to the Prospectus dated April 30, 2015 (the “Prospectus Supplement”, and together with the Prospectus, the “Program Prospectus”).

We understand that the Registration Statement and the Program Prospectus were filed with the United States Securities and Exchange Commission (the “Commission”) in connection with the Securities and that one or more pricing supplements relating to the applicable Securities (the “Pricing Supplements” and, each a “Pricing Supplement”) will be filed with the Commission in connection with the Securities.

For the purposes of our opinions below, we have examined such statutes, public and corporate records, opinions, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies, in portable document format or facsimiles.

For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that the Indenture has been duly authorized, executed and delivered by, and constitutes, a legal, valid and binding obligation of, each party thereto other than the Bank.

The opinions contained herein are limited to matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. Such opinions are expressed with respect to the laws of the Province of Ontario in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressees, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any other person other than the addressees to rely on our opinion.

With respect to the amalgamation and governance of the Bank as a Schedule I bank under the Bank Act (Canada) (the “Bank Act”) referred to in paragraph 1 below, we have relied, without independent investigation or verification, exclusively upon a Certificate of Confirmation dated September 30, 2015 issued by the Office of the Superintendent of Financial Institutions and a certificate of the Vice President, Corporate Secretary and Associate General Counsel of the Bank dated September 30, 2015 (the “Secretary’s Certificate”), which we have assumed continues to be accurate on the date hereof.

For the purposes of expressing the opinions set forth below we have also relied on the Secretary’s Certificate as to certain factual matters which we have not independently verified.

In expressing the opinion set forth in paragraph 2 below, we have assumed that the Securities will be issued in accordance with the provisions of the February 25, 2015 resolutions of the Board of Directors of the Bank attached as an exhibit to the Secretary’s Certificate and that such resolutions will not have been modified, repealed or superseded prior to the date of the issuance of any of the Securities in any way that would affect the substance of such opinion.

We express no opinion with respect to:

(a)	the effect of any provision of the Indenture which purports to allow the severance of invalid, illegal or unenforceable provisions or restrict their effect;

(b)	the validity, binding nature or enforceability of any provision of the Indenture which suggests that modifications, amendments or waivers that are not in writing will not be effective;

(c)	the enforceability of any provision of the Indenture that purports to waive or limit rights or defences of a party;

(d)	the enforceability of, nor as to the manner in which a court in the Province of Ontario would interpret and apply any provision which refers to, incorporates by reference or requires compliance with, any law, statute, rule or regulation of any jurisdiction other than Ontario, British Columbia, Alberta, Québec and/or Canada;

(e)	the effectiveness of provisions which purport to relieve a person from a liability, obligation or duty otherwise owed or required by law; and

(f)	the availability of any equitable remedy, including those of specific performance and injunction, which remedies are only available in the discretion of a court of competent jurisdiction and/or authority.

Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:

1.	The Bank is a bank amalgamated under and governed by the Bank Act and has the corporate power to execute, deliver and perform its obligations under the Indenture, and has the corporate power to create, issue, sell and deliver the Securities;

2.	when the creation, issuance and sale of a particular issuance of Securities have been duly authorized by all necessary corporate action of the Bank, and when such Securities have been duly executed, authenticated and issued in accordance with the Indenture, as applicable, and delivered against payment therefor, such Securities will be validly issued and to the extent validity of such Securities is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid and binding obligations of the Bank enforceable in accordance with their terms;

3.	the Indenture has been duly authorized by the Bank and to the extent execution and delivery are matters governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, the Indenture, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms; and

4.	The statements in the Prospectus included in the Registration Statement under the heading “Limitations on Enforcement of U.S. Laws Against CIBC, Its Management and Others” insofar as such statements constitute statements of Canadian federal or Ontario law, have been reviewed by us and fairly summarize the matters described therein and are accurate in all material respects.

The opinions set forth in paragraph 3 above as to the enforceability of the Indenture are subject to and may be limited by the following qualifications:

(i)	general principals of principles of equity, including the principle of granting equitable remedies such as specific performance and injunctive relief, are subject to the discretion exercisable by a court of competent authority and/or jurisdiction;

(ii)	enforceability may be limited by bankruptcy, insolvency, winding-up, liquidation or other similar laws of general application affecting the enforcement of creditors’ rights generally (including the provisions of the Bank Act respecting such matters);

(iii)	the enforcement of any rights against the Bank under the Indenture with respect to indemnity or contribution may be limited by applicable law and may not be ordered by a court on the grounds of public policy and may, therefore, not be available in any particular instance;

(iv)	a court in the Province of Ontario may decline to enforce provisions in any document which purport to allow a determination, calculation or certificate of a party thereto as to any matter provided for therein to be final, conclusive or binding upon any other party thereto if such determination is found to be inaccurate on its face or to have been reached or made on any arbitrary or fraudulent;

(v)	enforceability of the Indenture or a provision of the Indenture may be subject to the provisions of the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Indenture to be unenforceable on the basis that such provision is an attempt to vary or exclude a limitation period under such Act; and

(vi)	pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange which may be the rate in existence on a day other than the day of payment of such judgment.

The opinions expressed herein are provided solely for the benefit of the addressees in connection with the filing of the Registration Statement with the Commission and are not to be transmitted to any other person, nor are they to be relied upon by an other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior express consent. The opinions expressed herein may be relied upon by Mayer Brown LLP for the purposes of its opinion addressed to the Bank with respect to the subject matter hereof.

If a Pricing Supplement relating to the offer and sale of particular Securities is prepared and filed by the Bank with the Commission on a date after the date hereof and such Pricing Supplement contains a reference to Blake, Cassels & Graydon LLP and our opinion substantially in the form set forth below, the consent set forth below shall apply to the reference to us and our opinion in substantially the following form:

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated October 2, 2015, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K filed with the SEC on October 2, 2015.

We hereby consent to this filing of this opinion as an exhibit to a Form 6-K to be incorporated by reference in the Registration Statement and to the references to us under the headings “Limitations on Enforcement of U.S. Laws Against CIBC, Its Management and Others” and “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP